SCHEDULE 14-C INFORMATION STATEMENT

Information Statement Pursuant to Section 14C of the
Securities Exchange Act of 1934

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NEONODE, INC.
(Name of Registrant As Specified In Its Charter)

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NEONODE, INC.

SCHEDULE 14C INFORMATION STATEMENT
AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2009

To Our Stockholders:

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Neonode, Inc., a Delaware corporation (the “Company”), will be held on December 11, 2009 at 4:00 p.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

Only stockholders of record as of November 10, 2009 will be entitled to receive this Information Statement and Notice of Annual Meeting.

The following actions will be taken at the meeting:

1.	The election of the following as directors of the Company, each for a term of three years or until his successor is elected:

Mr. Per Bystedt
Mr. Thomas Eriksson

2.	The ratification of the appointment of KMJ Corbin and Company as our independent auditors for the fiscal year 2009.

Please be advised that Per Bystedt, Magnus Goertz, Thomas Eriksson, and Ramin Remo Behdasht (the “Majority Stockholders”), holding approximately 62.78% of our issued and outstanding shares of stock, beneficially own a majority of the issued and outstanding shares of stock of the Company.  The Majority Stockholders have advised the Board of Directors that they will vote their shares in favor of the foregoing proposals.  No other votes are required or necessary to elect the directors or to ratify the appointment of our independent auditors for fiscal year 2009, and none are being solicited hereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.  NO ACTION IS REQUIRED BY YOU.

By Order of the Board of Directors

/s/ Per Bystedt
Mr. Per Bystedt, Chairman
November 18, 2009

Important Notice Regarding the Availability of Materials for the Shareholder Meeting to be Held on December 11, 2009.  This Information Statement and the Annual Report to Security Holders are available at www.neonode.com.

NEONODE, INC.

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Neonode, Inc., a Delaware corporation (“we”, “us”, “our”, or the “Company”), in connection with our Annual Meeting of Stockholders to be held on December 11, 2009 at 4:00 p.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

You are welcome to attend the meeting in person to vote your shares.  However, Per Bystedt, Magnus Goertz, Thomas Eriksson, and Ramin Remo Behdasht (the “Majority Stockholders”), the holders of a majority of our outstanding stock, have informed us that they will vote all of their shares of stock for the election of the directors named in Proposal One and for the ratification of the appointment of the independent auditors named in Proposal Two.  Accordingly, these matters will be approved.

This Information Statement is being furnished to you solely for the purpose of informing you and the other stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended, and the Delaware General Corporation Law.

Since the proposals will be approved by the holders of the required majority of the issued and outstanding shares of the Company, in order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, we will not be soliciting proxies.  You are urged to read this Information Statement in its entirety for a description of the actions to be taken at the Annual Meeting.

This Information Statement will be mailed on or about November 18, 2009 to shareholders of record as of November 10, 2009.

The complete mailing address of the Company’s principal executive office is: Linnegatan 89, 11523 Stockholm, Sweden.

As of November 10, 2009 the following voting shares were outstanding:

CLASS	SHARES OUTSTANDING	VOTING
Common Stock	411,472,042	411,472,042
Series A Preferred Stock	96,545.30	96,545.30
Series B Preferred Stock	17,266.65	17,266.65
Total:	411,585,853.95	411,585,853.95

Each issued share is entitled to one vote.

The Majority Stockholders, holders of 258,380,010 shares of our stock (approximately 62.78% of the total outstanding shares), will vote to approve each of the proposals.  Appraisal rights are not available to stockholders with respect to any matter approved.

            The annual report on Form 10-K of the Company for the year ended December 31, 2008 (the “Annual Report”), including the Company’s audited consolidated financial statements for the year ended December 31, 2008, is being mailed to the Company’s stockholders with this Information Statement and is hereby incorporated by reference.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

THE COMPANY IS NOT SOLICITING PROXIES IN CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ADMISSION TO ANNUAL MEETING

      Only stockholders of record will be admitted to the 2009 Annual Meeting.  You must present proof of your ownership of your Neonode stock to be admitted to the 2009 Annual Meeting.  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the 2009 Annual Meeting, you must present proof of your ownership such as a bank or brokerage account statement, to be admitted.  Stockholders must also present a form of personal identification to be admitted to the 2009 Annual Meeting.  No cameras, recording equipment or electronic devices will be permitted in the meeting.

OUTSTANDING VOTING SECURITIES AND VOTE REQUIRED

Each share of Common Stock, Series A Preferred Stock, and Series B Preferred Stock entitles the holder thereof to one vote on each matter properly brought before the 2009 Annual Meeting.  As of the Record Date, 411,472,042 shares of Common Stock were issued and outstanding, 96,545.30 shares of Series A Preferred Stock were issued and outstanding, and 17,266.65 shares of Series B Preferred Stock were issued and outstanding.  Thus, stockholders representing no fewer than 205,792,927 shares of the Company’s stock are required to vote for the aforementioned proposals to effect the matters set forth therein.  It is anticipated that at the 2009 Annual Meeting, the Majority Stockholders, who beneficially own 258,380,010 shares of stock, representing approximately 62.78% of the total number of outstanding shares of the Company’s stock on the Record Date, will vote in favor of the aforementioned proposals, thereby ensuring the election of the nominees for directors of the Company and the ratification of the appointment of KMJ Corbin and Company as independent auditors.  Since the proposals will be approved by the holders of the required majority of the issued and outstanding stock of the Company, no proxies are being solicited in connection with this Information Statement and the accompanying Notice of Annual Meeting of Stockholders of the Company.

      In accordance with Rule 14c-2 under the Exchange Act, the proposals will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of the Company. As this Information Statement is being sent to the beneficial owners of Common Stock on November 18, 2009, which is more than twenty (20) days before the date of the 2009 Annual Meeting, the Company anticipates that the actions contemplated by this Information Statement will be effected on or about the close of business on the date of the 2009 Annual Meeting.

      The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s stock held of record by such persons as of the Record Date and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PROPOSAL 1:  ELECTION OF DIRECTORS

According to our Certificate of Incorporation, the Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board currently has three members, Mr. Per Bystedt, Mr. John Reardon, and Mr. Thomas Eriksson. Mr. Bystedt was appointed on August 10, 2007 and Mr. Eriksson was appointed to fill a vacancy created by the resignation of a director appointed on August 10, 2007.  Each of Mr. Bystedt’s and Mr. Eriksson’s term as a director continues until the 2009 Annual Meeting of Stockholders of the Company.  Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of affirmative votes will be elected.

As of the date of this Information Statement, there are no material proceedings to which any Director or executive officer of the Company, or any associate thereof, is a party which are adverse to the Company or any of its subsidiaries.

                The following table sets forth the age and position currently held with the Company of persons nominated by the Board of Directors of the Company for the election as directors of the Company:

Name	Age	Position Currently Held with the Company
Per Bystedt	45	Chairman of the Board and CEO
Thomas Eriksson	37	Director and CEO of Neonode Technologies AB

The proposed nominees for election as directors, Messrs Bystedt and Eriksson, are willing to be reelected as directors of the Company.  If elected, both nominees are expected to serve until the 2012 Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified or until his earlier death, resignation, or removal.  The Majority Stockholders will vote in favor of all of the proposed nominees for election as directors, which will be sufficient to elect such directors.

The following is a brief biography of each nominee for election and for each continuing director:

Nominees for Election as Directors for a Three-Year Term Expiring at the 2012 Annual Meeting

Per Bystedt, age 45, has served as the Chairman of the Board of Directors and the Chief Executive Officer of the Company since May 2008 and served as the interim Chief Executive Officer of Old Neonode from October 2005 through July 2006. Since 1997, Mr. Bystedt has been the Chief Executive Officer of Spray AB, an internet investment company. From 1991 through 1997, Mr. Bystedt was a Senior Vice President of various television production and network companies including Trash Television, ZTV AB, TV3 Broadcasting Group Ltd and MTG AB.  From 2000 through the present, Mr. Bystedt has served as a member of the board of directors of Axel Johnson AB.  From 2000 to 2008, he was a member of the board of directors of Eniro AB, and, from 2005 to 2008, was a member of the board of directors of Servera AB.  From 2005 to the present, Mr. Bystedt has been the chairman of the board of directors of AIK Fotboll AB.  From 1997 through 2005, he served as a member of the board of directors of Ahlens AB, and from 1998 through 2000 he was the chairman of the board of directors of Razorfish, Inc.  Mr. Bystedt holds an MBA degree from the Stockholm School of Economics.

Thomas Eriksson, age 37, has served as the Chief Executive Officer of Neonode Technologies AB, a wholly owned subsidiary of the Company, since January 1, 2009.  From February 2006 through December 31, 2008, Mr. Eriksson served as the Chief Technical Officer of the Company. Mr. Eriksson was one of the founders of Neonode, Inc. in 2001.

Director Continuing in Office Whose Term Expires at the 2010 Annual Meeting

John Reardon, age 48, has served as a director of SBE, Inc. since February 2004 and of Old Neonode since February 2007. Mr. Reardon is the chairman of the Audit Committee and member of the Compensation and Nominating and Governance Committees of the Company.  Mr. Reardon has served as President and member of the board of directors of The RTC Group, a technical publishing company since 1990. In 1994, Mr. Reardon founded a Dutch corporation, AEE, to expand the activities of The RTC Group into Europe. Mr. Reardon also serves on the board of directors of One Stop Systems, Inc., a computing systems and manufacturing company.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Structure

Neonode, Inc. is in the business of providing optical touchscreen solutions for handheld devices.  Our touchscreen solutions are based on our optical infrared touchscreen technology which we refer to as zForce™.  Our mission is to make the easiest (to use and integrate), best (functionality and design) and cheapest touch screen solution for handheld devices. We believe that keyboards and keypads with moving parts will become obsolete for handheld devices and that our touchscreen solutions will be at the forefront of a new wave of finger-based input technologies that will enable the user to interact and operate everything from small mobile devices to large industrial applications using a combination of touches, swipes, and hand gestures.  Our Common Stock trades on the Over-the-Counter Bulletin Board under the symbol “NEON.OB.”

We have one subsidiary, Neonode Technologies AB, in Sweden.  The Swedish subsidiary was established to accelerate the research and development of our proprietary technology and solutions.

Corporate Governance Guidelines

The Company adopted the Neonode, Inc. Code of Business Conduct that applies to all officers, directors and employees. All of the Company’s employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and with applicable laws and regulations. The Code of Business Conduct contains a separate Code of Ethics that applies specifically to the Company’s Chief Executive Officer and senior financial officers. The Code of Business Conduct and Code of Ethics is available on our website at http://www.neonode.com/Documents/investor/business_code_of_conduct.pdf.

The Board has adopted a written Audit Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/audit_committee_charter.pdf.

The Board has adopted a written Compensation Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/compensation_committee_charter.pdf.

The Board has adopted a written Nominating and Governance Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/nominating_and_governance_committee_charter.pdf.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.  John Reardon constitutes the member of each committee.  Below is a description of each committee of the Board.

Audit Committee.  John Reardon is Chairman of the Audit Committee. The Audit Committee of the Board, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including the following:

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;
•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
•
establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

The Board annually reviews the SEC standards and definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent. The Company does not have an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission serving on the Audit Committee because the Board believes that the background and financial sophistication of its members are sufficient to fulfill the duties of the Audit Committee.

Compensation Committee.  The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee duties include the following:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management;
•	reviewing and approving the compensation and other terms of employment of the Company’s Chief Executive Officer;
•	reviewing and approving the compensation and other terms of employment of the other executive officers; and
•	administering and reviewing the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.

The Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties, and to determine the terms, costs and fees for such engagements. All members of the Company’s Compensation Committee are independent.

 The Compensation Committee conducts an annual performance and compensation review for each of our executive officers and determines salary adjustments and bonus and equity awards at one or more meetings generally held during the last quarter of the year. In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The agenda for meetings of the Compensation Committee is usually determined by its Chairman with the assistance of the Company’s Chief Executive Officer and Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive and Chief Financial Officer.

 The Committee approves routine on-hire option grants to employees of the Company, subject to specific limitations. For these grants, the exercise price must be equal to the closing price on the OTC BB of the Company’s Common Stock on the trading on the date of grant.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board. The Nominating and Governance duties include the following:

•	reviewing and evaluating incumbent directors;
•	recommending candidates to the Board for election to the Board; and
•	making recommendations to the Board regarding the membership of the committees of the Board.

The member of the Nominating and Governance Committee is independent.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent pursuant to applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received any director nominations from stockholders of the Company.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Neonode, Inc., Linnegatan 89, 11523 Stockholm, Sweden, at least six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board

The Board met four times during the Company’s 2008 fiscal year. Each then-serving director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. In addition, the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors are present.

Each then-serving director attended last year’s annual meeting, either in person or telephonically.

Communication with the Board

Shareholders, or anyone else wishing to contact the Board directly, may send a written communication to David W. Brunton, Chief Financial Officer, 651 Byrdee Way, Lafayette, CA 94549, USA.  Mr. Brunton will forward such correspondence only to the intended recipients, whether the entire Board or only an individual Board member.  However, prior to forwarding any correspondence, Mr. Brunton will review such correspondence and, in his discretion, may not forward certain items if they are deemed to be of a commercial nature or sent in bad faith.

Director Independence

A majority of the members of the board of a company listed on a national exchange must qualify as “independent,” as affirmatively determined by the board of directors.  Since the Company is not listed on a national exchange, it is not required to comply with these “independent” requirements.  John Reardon is the Company’s sole independent director.

Directors’ Fees

Effective January 1, 2008, each non-employee director of the Company was to receive an annual retainer of $24,000, payable monthly in arrears. On August 25, 2009, the non-employee director compensation plan was revised, reducing the annual retainer from $24,000 to $12,000.  The Chairman of the Board is entitled to receive an annual retainer of $30,000, payable monthly in arrears.  Mr. Bystedt was appointed CEO of the Company in May 2008 and subsequent to his appointment ceased to earn fees as the Chairman of the Board of Directors.  No director is entitled to receive a per-meeting fee. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. The Directors have not been paid their fees for the months of August 2008 through July 2009.

Effective January 2, 2008, on January 2 of each year (or the next business day if that date is a legal holiday), each non-employee director is automatically granted an additional option to purchase 40,000 shares of common stock of the Company. However, the Company did not grant the non-employee directors any stock options on January 2, 2009.  The exercise price of options granted is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted to Directors may not be exercised until the date upon which the optionee (or the affiliate of the optionee) has provided one year of continuous service as a non-employee director following the date of grant of such option, at which point 100% of the option becomes exercisable. The options will fully vest upon a change of control, unless the acquiring company assumes the options or substitutes similar options. The term of options granted is 10 years.

Prior to January 2, 2008, the directors were compensated primarily with grants of stock options. During the year ended December 31, 2007, the Company granted options covering 493,903 shares to non-employee directors of the Company, at an exercise price per share ranging from $1.84 to $4.50. The fair market value of such common stock on the date of each grant was equal to the closing sales price reported on the Nasdaq Small Cap Market for the date of grant. As of the date of this Information Statement, no options granted to directors have been exercised.  On August 25, 2009, Mr. Reardon was granted a warrant to purchase 5 million shares of our common stock and Ms. Susan Major, a director who resigned from our Board on September 15, 2009, was granted a warrant to purchase 2 million shares of our common stock, at an exercise price of $0.02. These warrants expire on August 25, 2016, seven years from the date of grant.

The table below summaries the compensation paid by the Company to our directors for the fiscal year ended December 31, 2008:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
			(a)
Per Bystedt (b)	$12,500	-	$97,932	-	-	-	$110,432

Susan Major (c)(d)	$24,000	-	$274,880	-	-	-	$298,880

John Reardon (c)	$24,000	-	$299,704	-	-	-	$323,704

Kenneth Olson (c) (e)	$14,000	-	$11,366	-	-	-	$25,366

(a)
Amounts are calculated as of the grant date of the options award in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share-based Payment.” Please see Note 14. “Stock Based Compensation” in the Notes to the Consolidated Financial Statements as filed on Neonode Inc.’s annual report Form 10K for the valuation assumptions made in the Black-Scholes option pricing used to calculate fair value of the option awards.

(b)	Mr. Bystedt was appointed CEO in May 2008 and subsequent to his appointment ceased to earn fees as the Chairman of the Board of Directors.

(c)
Ms. Major and Messrs, Reardon and Olson were paid a fee equal to $2,000 per month as a member of the Board of Directors. $10,000 of the amounts earned by each during 2008 was accrued but not paid until such time that the Company earns sufficient cash flow from operations to make such payment.  As of October 26, 2009, the Company owes Ms. Major and Messrs. Reardon and Olson $26,000, $22,000, and $20,000, respectively, for accrued and unpaid fees for past services as members of the Board.

(d)	Ms. Major was appointed to the Board of Directors in August 2007 and resigned in September 2009.

(e)	Mr. Olson was appointed to the Board of Directors in June 2008 and resigned in March 2009.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF KMJ CORBIN AND COMPANY
AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2009

The Board of Directors has selected KMJ Corbin and Company as the Company’s independent auditor for the current fiscal year, and the Board is asking stockholders to ratify that selection.  The Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of KMJ Corbin and Company for ratification by stockholders as a matter of good corporate practice.

FEES PAID TO THE INDEPENDENT AUDITORS

Audit Fees

Fees billed by  BDO Feinstein International AB and fees incurred, for professional services are $867,000 for the year ended December 31, 2008, and $535,000 for the year ended December 31, 2007, including fees associated with the annual audit and review of the quarterly reports on Form 10-Q.  Fees for these services are expensed as incurred.

Tax Fees

$24,000 in fees have been billed by BDO Seidman LLC for tax services for the years 2008, and $18,000 for the year ended December 31, 2007.

All other Fees

No fees were billed by  BDO Feinstein International AB or KMJ Corbin and Company or for professional services rendered during the fiscal years ended December 31, 2008 and December 31, 2007, other than those specified above.

All services described above were approved by the Board of Directors acting as the audit committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is required to approve the ratification of the selection of KMJ Corbin and Company as the Company’s independent auditors for the current fiscal year.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

OTHER INFORMATION REGARDING THE COMPANY

Our executive officers and the executive officers of our subsidiary who perform policy-making functions are as follows:

Name	Age	Position with the Company	Officer Since
Mr. Per Bystedt	45	Chairman of the Board and CEO	May 22, 2008
Mr. Thomas Eriksson	37	Director and CEO of Neonode Technologies AB	April 26, 2009
Mr. David W. Brunton	59	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	November 1, 2001

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 26, 2009, certain information regarding the estimated ownership of our common stock assuming conversion of all issued and outstanding Series A and Series B Preferred Stock by: (i) each director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o Neonode Inc. - Stockholder address.

Percentage ownership is based on 501,913,996 shares, the estimated number of shares of common stock outstanding after the conversion of all of the Series A and B Preferred Stock at the increased conversion rates plus the assumed exercise of the 41,759,979 outstanding common stock purchase warrants.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total

Ramin Remo Behdasht 58 Carters Road Dural NSW 2158 Australia	27,929,877	5.56%

Per Bystedt (2) CEO and Director	84,631,928	16.86%

Magnus Goertz Founder	74,756,652	14.89%

Thomas Eriksson CEO Neonode Technologies AB & Director	73,993,853	14.748%

David Brunton (2) CFO	11,404,451	2.27%

John Reardon (2) Director	5,309,817	1.06%

All executive officers and directors of Neonode as a group	278,026,578	55.39%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Includes, 40,000, 70,000, and 232,095 shares of common stock that Messrs. Bystedt, Brunton, and Reardon, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options and includes 2,892,300, 4,000,000 and 5,000,000 shares of common stock that can be purchased pursuant to outstanding common stock purchase warrants held by Messrs. Bystedt, Brunton, and Reardon, respectively.

The following table includes information regarding our equity incentive plans as of the end of fiscal 2008

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,262,387	$2.83	94,801
Equity compensation plans not approved by security holders	2,184,996	$1.32	—

Total	3,447,383	$1.88	94,801

The following table details the outstanding options to purchase shares of our common stock pursuant to each plan at December 31, 2008:

Plan	Options Outstanding	Available for Issue	Outstanding Options Vested
1996 Plan	46,000	—	46,000
1998 Plan	66,395	—	29,900
Neonode Plan	880,330	—	880,330
2006 Plan	287,753	94,801	71,247
Director Plan	42,500	—	15,500

Total	1,322,978	94,801	1,042,977

(1) The 1998 Plan has not been approved by our shareholders.
(2) The 2007 Neonode Plan was assumed by Neonode upon the consummation of the August 2007 SBE Merger with Neonode.

Summary of 1998 Non-Officer Stock Option Plan

The purpose of the 1998 Non-officer Stock Option Plan is to provide a means by which eligible recipients of options may be given an opportunity to benefit from increases in value of our common stock through the granting of nonstatutory stock options. The plan permits the grant of nonstatutory stock options. Nonstatutory stock options may be granted under the 1998 Plan to our employees or consultants who are not, at the time of such grants, directors or officers. The administrator, in its discretion, selects the persons to whom options are granted, the time or times at which such options are granted, and the exercise price and number of shares subject to each such grant. We do not expect to issue any further options under the 1998 Plan.

August 2009 Stock Purchase Warrants

         On August 25, 2009, we granted 15,660,000 stock purchase warrants to employees, consultants, and members of our Board.  The stock purchase warrants have an exercise price equal to $0.02 per shares, which was the market price on the date of grant.  These stock purchase warrants have a seven-year term and are vested on the date of grant. The stock underlying the stock purchase warrants granted has not been registered for resale.

Warrant Holder	Position	Warrants Granted
John Reardon	Board Member	5,000,000
David Brunton	Officer	4,000,000
Susan Major	Ex Board Member	2,000,000
Mats Dahlin	Advisor	4,660,000

Total		15,660,000

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our Company.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2008:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
						(b)		(a)	(c)
Per Bystedt Chief Executive Officer (f)	2008		$91,174		-		-	-		-		$91,174

Mikael Hagman, (d) (e) (g) President and Chief Executive Officer	2008 2007	$ $	96,147 190,167	$	- 73,680		- -	$ - 53,782	$	- 23,464	$ $	96,147 341,093

David W. Brunton, Chief Financial Officer	2008 2007	$ $	165,000 185,000	$	- 30,625	$ $	17,897 22,750	$144,120 86,968	$ $	1,040 1,632	$ $	328,057 326,975

(a)
Amounts are calculated as of the grant date of the option award in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R “Share-based Payment.” Please see Note 14. “Stock Based Compensation” in the Notes to the Consolidated Financial Statements as filed on Neonode Inc.’s annual report Form 10K for the valuation assumptions made in the Black-Scholes option pricing used to calculate fair value of the option awards.

(b)
Amounts are the market value of common stock issued to Mr. Brunton under the pre-merger SBE, Inc. stock in-lieu of cash payroll plan that was implemented in 2007 as a cash preservation measure and the market value of common stock issued to Mr. Brunton in 2008 for payment of accrued vacation liability.

(c) (d)
Includes $23,464 attributable in fiscal 2007 to Mr. Hagman for payments to the Swedish defined contribution retirement plan and $1,040 and $1,632 attributable in fiscal 2008 and 2007, respectively, to Mr. Brunton for premiums paid by the Company for group term life insurance.

Mr. Hagman became President and Chief Executive Officer effective March 2007 and left the Company in March 2008.

(e)
Mr. Hagman is a citizen of Sweden and is employed in Sweden and all payments to him are in Swedish Krona (SEK). The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2008 year 6.58 SEK to the USD and of 2007 year of 6.79SEK to the USD.

(f)
Mr. Bystedt was appointed Chief Executive Officer in May 2008. He is a citizen of Sweden and is employed in Sweden and all payments to him are in Swedish Krona (SEK). The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2008 year 6.58 SEK to the USD. The Company accrued but did not pay 300,000 Krona ($45,587 USD) in salary for the first three months that Mr. Bystedt was employed as the CEO. Mr. Bystedt was paid 300,000 Krona ($45,587) of the amount owed to him for the next three months by the Swedish government pursuant to Swedish reconstruction laws. The accrued but unpaid balance of $45,587 has not been paid and has been forgiven in the Neonode bankruptcy. Mr. Bystedt will not receive any salary for 2009 until such time that the Board of Directors determines that the Company has sufficient cash flow from operations to pay his salary.

(g)
Mr. Hagman was awarded 250,000 stock options in January 2008 and the compensation expense for 2008 related to option grants reflects the fair value of these options calculated on the date of the option award in accordance with the provisions of SFAS No. 123R. All 250,000 stock options were unvested and forfeited as in March 2008 when he left the company.

Outstanding Equity Awards at Fiscal Year-end

		OPTION AWARDS
Name & Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise price ($)	Option Expiration Date
Mikael Hagman,	1/18/2007	88,298	-		-	$2.12	1/17/2009
President & Chief Executive Office (2)
David W. Brunton,	10/22/2002	20,000	-		-	$4.50	10/22/2009
Chief Financial Officer	4/12/2004	5,000	-		-	$22.25	4/12/2011
	3/31/2005	20,000	-		-	$14.75	8/8/2012
	3/21/2006	5,000	-		-	$5.00	3/21/2013
	5/30/2007	15,000	-		-	$2.33	5/30/2014
	8/10/2007	59,999	120,001	(1)	-	$4.90	8/10/2014

(1)	Stock Option Grants vest 25% on first anniversary date of grant and monthly thereafter for the next 36 months.
(2)
Mr. Hagman left the Company in March 2008 and was replaced by Mr. Bystedt our Chairman of the Board of Directors. Mr. Bystedt has waived all fees for his services as Chief Executive Officer and as Chairman of the Board of Directors until such time that we can afford to pay the fees and compensation. For stock option information for Mr. Bystedt see the table below titled Director Compensation.

Employment Contracts and Change of Control Arrangements

If Mr. Brunton’s employment terminates due to a change in control (a “Change in Control Termination’), Mr. Brunton will be entitled to receive the following benefits:

1.
Salary Continuation. Mr. Brunton shall continue to receive an amount equal to six (6) months of Base Salary. Such amount shall be paid in equal monthly installments over the six (6) months following the Change in Control Termination and shall be subject to all required tax withholding.

2.
Bonus Payment. Within fifteen (15) days following the last day of the fiscal quarter during which the Change in Control Termination occurs, Mr. Brunton shall receive the pro-rata share of any bonus to which he would have been entitled had his employment with the Company continued. The bonus amount paid will be the product of the bonus percentage of Base Salary derived per his bonus plan multiplied by his Base Salary from the beginning of the Fiscal Year through the date of his Involuntary Termination Without Cause. Such payment shall be subject to all required tax withholding.

3.
Acceleration of Option Vesting. Effective as of the date of the Change in Control Termination, Mr. Brunton shall be credited with full vesting under all options to purchase the Company’s Common Stock that he holds on such date.

NO DISSENTERS’ RIGHTS

      The corporate action described in this Information Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Refinancing and Capital Raising Transactions

Per Bystedt, our Chairman of the Board and Chief Executive Officer, is personally involved in our refinancing and capital raising activities. He is the beneficial owner of Iwo Jima SARL. Iwo Jima SARL entered into a Subscription Agreement on December 30, 2008 and invested $100,000 in the Company in exchange for the issuance of 10,000 shares of Series A Preferred Stock, and is one of the three Cypressen Stockholders who participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement on December 29, 2008.  Iwo Jima SARL also surrendered warrants in exchange for the issuance of Series B Preferred Stock.

As of October 26, 2009, we completed a private placement of convertible notes totaling $959,000 that can be converted, at the holder’s option, into 47,949,151 shares of our common stock at a conversion price of $0.02 per share. The convertible note holders have the right to have the conversion price adjusted to equal the lower stock price if we issue common stock or convertible notes at a lower conversion price than $0.02 during the period that the notes are outstanding. These convertible notes are due on December 31, 2010 and bear an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes are outstanding.  In addition, we issued 23,974,576 three-year warrants to the convertible note holders with an exercise price of $0.04 per share. The warrants may be exercised and converted to common stock, at the warrant holder’s option, beginning on the six-month anniversary date of issuance until the warrant expiration date.  Mr. Bystedt and Iwo Jima SARL invested a total of $116,000 of the $959,000 raised in the private placement financing transaction.  Mr. Bystedt and Iwo Jima SARL received a total of 2,892,300 warrants to purchase our common stock, and the convertible notes can be converted into a total of 5,784,600 shares of our common stock. We are not obligated to register the common stock related to the convertible debt or the warrants.

As of October 26, 2009, Iwo Jima SARL holds 81,699,628 shares of Common Stock.

Mr. Magnus Goertz, one of the founders of Neonode Technologies AB, is the beneficial owner of Athemis Ltd., which company is one of the three Cypressen Stockholders who participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.  As of October 26, 2009, Athemis Ltd. holds 74,756,652 shares of Common Stock.

Mr. Thomas Eriksson, our director and the CEO of Neonode Technologies AB, is the beneficial owner of Wirelesstoys AB, which company is one of the three Cypressen Stockholders who participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.  As of October 26, 2009, Wirelesstoys AB holds 73,993,853 shares of Common Stock.

Mr. David W. Brunton, our Chief Financial Officer, purchased 4,854.74 shares of Series A Preferred Stock from each of the Cypressen Stockholders (Iwo Jima SARL, Wirelesstoys AB, and Athemis Ltd.) in December, 2009, for a total purchase of 14,564.22 shares of Series A Preferred Stock. As of October 26, 2009, the shares of Series A Preferred stock have been converted to 7,000,000 shares of Common Stock

The independent board members review and approve all transactions that may be deemed to be with related parties of the Company. The board members have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties in relationship to the review and approval of related party transactions, and to determine the terms, costs and fees for such engagements.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be presented for stockholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof.

ANNUAL REPORT ON FORM 10-K

On April 15, 2009, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2008.  A copy of the 10-K has been mailed to all stockholders along with this Information Statement.  The Company’s filings with the SEC are all accessible by following the links on the Company’s website at http://investor.neonode.com.  Shareholders may obtain additional copies of the Company’s Annual Report on Form 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at Linnegatan 89, 11523 Stockholm, Sweden.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders.  Under the rules of the SEC, to be included in the proxy statement for our 2010 annual meeting of stockholders, proposals must be received by us no later than July 21, 2010.

By Order of the Board of Directors

/s/ Per Bystedt
Mr. Per Bystedt
Chairman of the Board
Stockholm, Sweden

November 18, 2009